Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2015, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of NorthStar Asset Management Group Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Form S-8 (File No. 333-197104), pertaining to the NorthStar Asset Management Group Inc. 2014 Omnibus Stock Incentive Plan, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
New York, New York
March 2, 2015